Exhibit 10.1

3 February 2012

Telephone Website	+1212 915 8556 www.willis.com

Direct Line Email	+1212 915 8556 Celia.Brown@willis.com

PRIVATE & CONFIDENTIAL

Ms Gioia Ghezzi

8 Campden House Court

42 Gloucester Walk

London

W8 4HU

Our Reference: /jw

Dear Gioia

Further to our recent discussions, I am very pleased to confirm to you our offer of the role of Group Chief Operating Officer reporting to Joe Plumeri. This position is within the Global Corporate Division of Willis Limited (the “Company”) and is based at our London office. In this role you will be a member of the Group’s Executive and Operating committees.

Your employment with Willis is based on the terms set out below, together with the attached Schedule and the enclosed Contract of Employment (the “Contract”) all of which should be read in conjunction with our UK Associate Handbook and Global Policy Manual.

This offer is subject to our receipt of the appropriate documentation and satisfactory completion of our pre-employment checks.

I have also enclosed our New Associate Pack which I hope you will find useful. The enclosed forms, together with the documents requested in this letter, should be returned to us at your earliest convenience.

Please note; This offer remains valid for acceptance for 10 working days from the date of this letter, or until your expected start date, whichever is the sooner. If you are unable to sign and return both copies of the Contract within this period, please don’t hesitate to contact me to discuss.

In addition to the main terms and conditions contained in the Contract the following terms will also apply to your employment:

Contract:

This offer is for a permanent position. Please see the enclosed Contract for further details.

Remuneration:

Your base salary is £320,000 per annum which will be paid by monthly instalments in arrears on the last working day of each month. Salary reviews are at the discretion of the Company and may be based on various factors including, but not limited to your individual performance as well as Company performance.

Willis Group Services Limited
Friars Street
Ipswich
Suffolk IP1 1TA

Registered office 51 Lime Street, London
EC3M 7DQ. Registered number 1451456
England and Wales.

The Willis Annual Incentive Plan:

Your annual on target award under the Annual Incentive Plan will be 100% of your base salary. For 2012 you are eligible to receive a minimum target payment of 100% target payment of your base salary. This amount of £320, 000 is guaranteed for the first year of your employment. Any payment is subject to the usual tax and National Insurance deductions and will only be paid provided you have not given notice of termination of employment or been dismissed either for gross misconduct or for repeated misconduct after written warning or for gross negligence at the time payment is normally made (in March 2013).

The Company reserves the right, in recognition of your future loyalty, to pay all or a portion of any AlP payment in the form of restricted cash with clawback provisions, restricted stock, stock options or other long term incentive instruments consistent with other senior executives.

Other Compensation:

In respect of compensation you will be forfeiting by joining Willis, you will receive two additional individual payments as follows:

An agreed payment of £110,000 will be paid to you at the time of joining in compensation for the loss of a bonus you would have been paid in 2012. In line with our existing rules relating to our AIP (Annual Incentive Plan) this will be subject to a normal 36 month retention provision. Should you resign or the Company provide notice of termination either for gross misconduct or for repeated misconduct after written warning or for gross negligence within the first 36 months of you receiving this payment you will be required to repay pro-rata, a proportion of the payment in full (the “Repayment Obligation 1”). The amount of the Repayment Obligation 1 will be calculated by reducing the amount of the payment by a sum equal to 1/36th of the payment for each calendar month of employment you complete with the company following receipt of the payment.

The Company agrees that following your lawful termination of your employment from McKinsey and subject to you using your best endeavours to mitigate any loss which you may suffer in relation to the McKinsey shares following such termination and you providing at the Company s reasonable request satisfactory documentary evidence of such loss to pay you £119,000 (or such lower lost amount indicated in such documentation) in the form of restricted stock units (the “Award”) of the common stock of Willis Group Holdings Public Limited Company (“WGH”) to compensate you for the forfeiture (in whole or in part) of your McKinsey shares payment for 2012 less any sums received by you as a result of full or partial vesting of your McKinsey shares. The Award will vest in equal tranches on the first, second and third anniversaries of the Grant Date provided you are employed by the Company on those anniversary dates.

The terms and conditions of the Award will be provided to you under separate cover following the Grant Date, which will be the first business day of the month following the later of your start date or your provision of documentation described above. You will be required to sign and return acceptance forms in connection with the grant of the Award. If you do not sign and return the acceptance forms within the prescribed time limit WGH may, at its discretion, rescind the Award.

Long Term Incentive Program:

Your on target award level for long term incentives will be a grant value of five hundred thousand US Dollars ($500,000) per year. Following commencement of your employment you will be invited to join the 2012 offering of the Long Term Incentive Program (LTTP), subject to the terms of the Company’s share, option and deferred cash plans, as may be amended from time to time. The date or dates of this grant will be the same as other executive officer participants in the plan.

All awards are subject to approval of the Compensation Committee of the Willis Group Board of Directors and are subject to the Terms and Conditions of the plan.

Medical Requirements:

After two years service, you will be required to have the first of your annual medical examinations at the Company’s expense. The Company’s Occupational Health Department will contact you at the appropriate time.

Documents for Return:

I hope that you will formally accept this offer of employment on the terms set out in the various documents. In line with UK employment legislation and our internal compliance procedures the following documents are required from you:

•	The Company must be in receipt of the following mandatory forms prior to your start date:

•	Written confirmation of your acceptance of our offer

•	Both contracts, signed and dated

•	Willis Application for Employment Form

•	Personal Information & Bank Details Form

•	Expression of Wishes - Associate Application Form

•	Friends Provident Expression of Wishes Form

•

Evidence of your entitlement to work in the UK. The evidence required is your passport and any supporting documentation you may have. The Company is required under the Immigration Act to see and photocopy this documentation before you commence work. If you do not have a passport, please contact me as soon as possible to discuss alternative document combinations acceptable to the Home Office, so that we can agree these before your first day.

•	Your P45 must be forwarded to us as soon as it becomes available.

•

Certified copies of certificates relating to the highest academic qualification and to all professional qualifications quoted on your application form, in your CV or verbally during the selection process. It is a requirement of our regulatory body that we obtain this evidence to demonstrate that you are competent to be employed in the capacity offered. Certificates will be returned to you, once a copy has been taken.

•	The Company also requires completion of medical details. Please complete the online Medical Questionnaire via the link to the Company’s Occupational Health advisers, Rood Lane:

•	https://www.roodlane.co.uk/placement/willis/

•	Your replies to this questionnaire will be treated in confidence and are requested for the purpose of the Equality Act 2010.

Finally, I would inform you that it is Company policy that all prospective and new employees fully observe their duties and obligations to previous and current employers and other third parties under contracts of employment and/or other agreements. In particular, the Company does not condone the removal, copying or retaining of confidential information of any former employer and any such conduct may result in disciplinary action. The Company also expects prospective and new employees to observe valid restrictive covenants whilst they remain in effect. If you have any concerns or doubts as to your obligations you should seek legal advice.

If you have any queries regarding the offer, please do not hesitate to contact me on the above direct line.

I look forward to formally welcoming you to Willis and to working closely with you.

Yours sincerely

Celia Brown
Group Human Resources Director
Global Human Resources

SCHEDULE:

This offer and your continuing employment are subject to:

Associate Responsibilities:

•	Your acceptance of the conditions contained in this letter and the enclosed Contract of Employment.

•

All representations, whether oral or in writing, made by you when applying for this position about your qualifications, experience and other material matters being true and correct and that you have not deliberately failed to disclose any matter that may have influenced the Company’s decision to employ you.

•

You providing the Company with evidence of your continuing entitlement to work in the UK whenever it is requested that you do so. The evidence required is your valid passport and any original supporting documentation you may have. The Company is required under the Immigration Act to see and photocopy specific documentation before you commence work and when applicable, at regular intervals during your employment.

•

The Company receiving no information of an adverse nature regarding your character and past conduct which could affect your suitability for employment. The Company’s activities are regulated by the Financial Services Authority (FSA) and consequently the Company adopts systems and controls that conform to FSA requirements. By accepting this offer of employment and by completing and returning the enclosed Application for Employment form you expressly authorise the Company to make enquiries about you.

•

Receipt of references satisfactory to the Company and satisfactory completion of all ancillary checks. We will approach the referees indicated on your application form on receipt of your acceptance of this offer unless you advise us to the contrary.

Training:

•

You providing the Company with evidence of all relevant professional qualifications and the highest academic qualification that you have quoted on your application form, in your CV or verbally during the selection process. It is both Company policy and a requirement of our regulatory body that we obtain evidence of your competence to be employed in the capacity offered and for this reason the Company reserves the right to invoke the Disciplinary Procedure if you do not fulfil this requirement.

•

You passing the Company’s Respect in the Workplace training module within 3 months of the start of your employment and other Insurance Essentials Training modules relevant to your role within 6 months. Please note that these training modules are Company specific and must be completed by all Associates. Details of the programs and how to access the system will be provided when you commence employment. You will be provided with appropriate support to pass these modules.

CONTRACT OF EMPLOYMENT

Private and Confidential

Version: Feb 2011	Contract Data: [2011Z/2011]

CONTENT:

Item	Content
Contract of Employment
1	Definitions
2	Date This Employment Begins
3	Date Continuous Employment Begins
4	Current Job Title
5	Location
6	Base Salary
7	Hours of Work
8	Employment Obligations
9	Duty of Confidence
10	Errors and Omissions
11	Copyright, Inventions & Patents
12	Pension Scheme
13	Absence from Work
14	Right to Search
15	Medical Examination
16	Holidays
17	Employee Benefits
18	Termination of Employment
19	Termination without Cause
20	Post Termination Obligations
21	Company Procedures
22	Regulatory Requirements
23	Data Protection
24	Amendments
25	Collective Agreements
26	Governing Law

Version: Feb 2011	Contract Data: [2011Z/2011]

CONTRACT OF EMPLOYMENT:

The information contained in this document includes the requirement of a statement of the terms and conditions of your employment in accordance with the Employment Rights Act 1996.

This Contract is made on	20 April 2012 and is between

NAME:	GIOIA GHEZZI

and

COMPANY:	WILLIS LIMITED

This Contract of Employment should be read in conjunction with your offer letter. In the event of any conflict between the content of this Contract and the offer letter, the content of this Contract shall take precedence. You are also referred to the Willis Global Policy Manual and the Associate Handbook. Whilst the Global Policy Manual and Associate Handbook do not have contractual status they are indicative of Company Policy and Procedure. The Company reserves the right to vary its various Policies and Procedures from time to time.

1.	DEFINITIONS:

For the purposes of this contract the following definitions shall apply:

“Business” means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.

“Cause” means for the purposes of Clause 19 of this Contract of Employment: (i) your gross and/or chronic neglect of your duties; or (ii) your conviction in a Court or Tribunal of competent jurisdiction of an offence involving moral turpitude; or (iii) dishonesty, embezzlement, fraud or other material willful misconduct by you in connection with your employment; or (iv) the issue of any final instruction or order for your removal as an associate of the Company and/or Officer of the Company by any Court, Tribunal or regulatory authority of competent jurisdiction; or (v) your violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by you to the Company as set out in this Contract of Employment or other agreement with the Company or as implied at common law; or (vi) any material breach by you of the Company’s Code of Ethics; or (vii) your failure to maintain any insurance or other license or permission necessary for the proper performance of the duties of your position. For the avoidance of doubt Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

“FSA” means the Financial Services Authority.

“Global Policy Manual” means the Global Policy Manual of Willis Group Holdings Public Limited Company.

“Group” means the Company and any parent undertaking and/or associated undertaking of the Company.

Version: Feb 2011	Contract Data: [2011Z/2011]

“Client” means any person, firm, company or other organisation who or which as at the date your employment terminates or at any time during the 12 months prior to that date:

a)	Gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or

b)	Is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or

c)	Is an insured or reassured or an Intermediary having influence over the introduction or facilitation of securing of the Business with the Company or any other company in the Group.

“Intermediary” means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.

“Prospective Client” means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business.

2.	DATE THIS EMPLOYMENT BEGINS:

Your employment began on 16 April 2012.

3.	DATE CONTINUOUS EMPLOYMENT BEGINS:

Your continuous employment began on 16 April 2012.

Employment prior to this date with any previous employer does not count as part of your continuous employment with the Company. This date is not necessarily the date used to determine your entitlement to certain benefits.

4.	CURRENT JOB TITLE:

Your job title is Group Chief Operating Officer.

You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable. In the event of such transfer your terms and conditions would be no less favourable than those set out in this contract.

5.	LOCATION:

Your location is London.

You may be transferred to any other location in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move home address.

6.	BASE SALARY:

Your base salary is £320,000 per annum.

Your contractual salary will be your base salary less any sacrifice arrangements you have made.

Version: Feb 2011	Contract Data: [2011Z/2011]

Your contractual salary will be paid monthly in arrears by direct transfer to your bank account. Your base salary will be reviewed annually although such review does not imply any right to an increase in salary.

You authorise the Company to deduct from your remuneration, and to set off against any monies due to you as expenses or otherwise, any sum due to the Company from you including, but not limited to, any overpayments of salary and/or reimbursements of, bonuses (whether in whole or in part), study fees, loans or advances made to you by the Company, and the cost of repairing any damage or loss to the Company’s property caused by you.

7.	HOURS OF WORK:

Your normal hours of work are 35 hours per week, 09:00 hrs – 17:00 hrs, Monday to Friday each week (but excluding public holidays) or as agreed locally by Management and/or local practice.

Unless otherwise agreed, these hours shall include one hour (unpaid) for lunch to be taken at a time agreed with your Manager or Director.

You will be expected to work such additional hours as necessary to meet the demands of the business. You may also be required to vary the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply. Any additional hours worked are subject to any statutory provisions governing the working time of employees which may be in force from time to time.

8.	EMPLOYMENT OBLIGATIONS:

During your working hours you must devote the whole of your time, attention and ability to the business of the Company and at all times you must promote the interest and general welfare of the Group.

Whilst this Contract is in force you may not take any outside employment or engage in any business without the prior written agreement of your Executive Committee Member nor may your additional employment render your total working time in breach of any statutory provisions governing the working time of employees which may be in force from time to time.

You are not permitted to engage in any activity, which might interfere with the performance of your duties or which may cause a conflict of any interest owed by you to the Company or any company in the Group.

9.	DUTY OF CONFIDENCE:

During and after the termination of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to information concerning the Company’s business, operations, products, markets, marketing strategies, research activities, trade secrets, technical know how, product formulations or techniques, pricing policies, any document marked ‘Confidential’ or ‘secret’, any information notified to you as confidential or which you may reasonably expect the Company or any company in the Group to regard as confidential, names or lists of employees, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment which has not come into the public domain. This duty applies without time limit.

For further guidance, the provisions concerning Confidential Information are set out in full in the Global Policy Manual.

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10.	ERRORS AND OMISSIONS:

During and following termination of your employment you agree to:

a)	Provide the Company with full co-operation and assistance where necessary in relation to any work carried out by you during your employment with the Company, including but not limited to:

i)	providing information and a factual explanation of your role in the insurance placing, administration and risk management process;

ii)	meeting with the Company’s counsel to answer questions regarding any claims brought by or against the Company: and

iii)	providing statements of evidence, affidavits and meeting in person with the Company’s counsel in order to be prepared for any evidence that you may be required to provide;

b)	In respect of actual or potential errors and omissions, participate in deposition, arbitration and/or hearing preparation meetings with the Company’s counsel as required and to provide testimony and to allow Company’s counsel to act as your counsel during the aforementioned preparation meetings and any hearings (payment of counsel’s fees to be made by the Company); and additionally, to the extent necessary, you will make available other information, statements of evidence and affidavits to the Company’s counsel as needed provided however:

i)	the Company agrees to provide as much advance notice as possible to you regarding such assistance; plus

ii)	if the claim does not settle or otherwise resolve, and if requested by the Company by giving you no less than three weeks’ notice of trial, you will give trial and/or arbitration testimony, and you will meet with Company’s counsel for preparation for such testimony.

The Company will pay the reasonable costs incurred by you in participating in any deposition and/or hearing preparation meetings, providing the deposition and/or hearing testimony in the claim, and any trial and/or arbitration testimony and preparation are in accordance with the Company’s expense management policy in force from time to time.

11.	COPYRIGHT, INVENTIONS AND PATENTS:

You must promptly disclose to the Company all ideas, concepts, works, methods, discoveries, improvements, inventions or designs which you create or produce either alone or with others (except those created or produced wholly outside working hours which are totally unconnected with your employment) (“the Works”). All and any rights of whatever nature in each such Work shall belong absolutely to the Company and you shall hold the same in trust for the Company until such proprietary rights shall be fully and absolutely vested in the Company. The Company shall be entitled to make such modifications or adaptations to or from any of the Works as it shall in its absolute discretion determine.

You hereby assign to the Company with full title guarantee by way of assignment all present and future copyright, database rights, design rights (whether registered or unregistered) and other proprietary rights (if any) and all rights of action for damages for infringement of such rights for the full term thereof and any renewals and extensions thereof throughout the world and you hereby waive in favour of the Company all moral rights conferred on you by chapter 4 of part 1 of the Copyright Designs and Patents Act 1988 (as may subsequently be amended, consolidated, replaced or re-enacted from time to time) in relation to any of the Works and at the request and expense of the Company you shall do all things and execute all documents necessary or desirable to substantiate the rights of the Company in the Works.

Version: Feb 2011	Contract Data: [2011Z/2011]

12.	PENSION SCHEME:

You are entitled to membership of the Willis Stakeholder Pension Scheme. You will be enrolled as a member of this scheme with effect from the date in Section 2 above unless you notify the Company in writing that you wish to opt-out of the scheme. If you wish to make personal contributions to the scheme you must elect to do so. If you choose to opt-out of the scheme and then change your mind, you may have to provide evidence of good health before you can join.

Your base salary exceeds the Scheme Earnings Cap of £129,600. Contributions and your life assurance benefit will be calculated with reference to the Scheme Earnings Cap.

The Company will hold certain personal data about you (see the section entitled ‘Data Protection’) including your name, address and date of birth and other information needed to assist in the smooth running of the scheme. In accordance with its statutory requirements the data will only be available to the Company and the provider of the scheme (currently Friends Provident plc). Your data will only be used to calculate and provide benefits and for the efficient running of the scheme. As a member of the scheme you consent to the release of your data concerning your membership of the scheme and other data, such as fund values and investment choices, from the stakeholder provider to the Company.

13.	ABSENCE FROM WORK:

Your entitlement to payments whilst you are absent from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Associate Handbook.

14.	RIGHT TO SEARCH:

In the interests of security the Company reserves the right at any time to search you or your belongings including, without limitation, the x-ray examination of any items brought on to Company premises by you. Any personal search shall be carried out in private by an Associate duly authorised from time to time by a Director or Manager of the Company to perform a personal search. Prior to the commencement of any personal search you may request to be searched in the presence of a work colleague. The Company may refuse such a request if in its opinion it is reasonable to do so.

15.	MEDICAL EXAMINATION:

The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company’s expense.

16.	HOLIDAYS:

HOLIDAY ENTITLEMENTS:
Grades 1 – 8 inclusive	23 days per annum
Grade 9 and above	25 days per annum

The above entitlement is exclusive of public and bank holidays for which payment will be made.

Holiday entitlement accrues monthly and the holiday year runs from 1 January to 31 December. For Associates at Grade 8 or below holiday entitlement will increase by 1 day for each calendar year of completed service subject to a maximum number of 2 additional days leave.

If you commence or leave your employment part way through a leave year you should refer to the Associate Handbook for your pro rata entitlement to holiday in the year of your commencement/leaving.

Version: Feb 2011	Contract Data: [2011Z/2011]

For part-time Associates, holiday entitlement and entitlement to payment for Public Holidays, is pro-rata. Details are contained in the Associate Handbook.

17.	EMPLOYEE BENEFITS:

The details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Associate Handbook.

18.	TERMINATION OF EMPLOYMENT:

a)	You may terminate your employment by giving written notice as follows:

EMPLOYEE TERMINATION NOTICE REQUIREMENTS:

Grades 1 – 8 inclusive
Up to 4 weeks continuous service	1 week
Over 4 weeks continuous service	4 weeks
Higher Grades:
Grades 9 – 11 inclusive	3 months
Grades 12 and above	6 months

b)	If your employment is terminated by the Company you will receive written notice as follows:

COMPANY TERMINATION NOTICE REQUIREMENTS:

Grades 1 – 8 inclusive
Up to 4 weeks continuous service	1 week
From 5 weeks to 4 years continuous service	4 weeks
From 5 years continuous service	1 week for each year of completed service subject to a maximum notice period of 12 weeks
Higher Grades:
Grades 9 – 11 inclusive	3 months
Grades 12 and above	6 months

c)	The Company shall not be obliged to provide you with work at any time after notice of termination is given by you or the Company and the Company may in its absolute discretion take one or more of the following steps in respect of all or part of the unexpired period of notice:

i)	require you to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the Company. Should you be required to remain away from the office without the prior consent in writing of the Company you may not carry out any work (paid or unpaid) for any third party. You will also be required to take any outstanding holiday during this period of lawful suspension, agreeing the days in advance with management;

ii)	require you not to communicate with or contact any client and/or employee of the Company and/or the Group about any aspect of the business of the Company and/or the Group;

iii)	assign you to such other duties as the Company shall in its absolute discretion determine;

iv)	withdraw any powers invested in you or suspend or vary any duties or responsibilities assigned to you.

d)	On termination of your employment for whatever reason you must immediately return to the Company all Company and Group property in your possession or control including, but not limited to, reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment.

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19.	TERMINATION WITHOUT CAUSE:

In the event the Company terminates your employment for a reason other than Cause the Company will pay you an amount equal to:

i)	your annual base salary applicable at the time the Company serves you with notice of termination of your employment ; and

ii)	your on target award under the Company’s Annual Incentive Plan applicable at the time the Company serves you with notice of termination of your employment.

For the avoidance of doubt you acknowledge and agree that the above payment includes any amount which may be due to you in damages for any breach by the Company of any notice provision pertaining to your employment.

20.	POST TERMINATION OBLIGATIONS:

You acknowledge that whilst performing your duties for the Company or for any Group Company you will have access to trade secrets and confidential information belonging to the Company or other Group Companies and you will obtain personal knowledge of, and influence over Clients, prospective Clients and employees. You therefore agree the following obligations are reasonable and necessary to protect the legitimate business interests of the Company and/or other Group Companies.

You shall not without the prior written consent of the Company for a period of 12 months after the termination of your employment, other than after the wrongful termination of your employment by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:

i)	solicit Business from; or

ii)	seek to procure orders from; or

iii)	transact or handle Business or otherwise deal with; or

iv)	approach, canvass or entice away from the Company or the Group the Business of any Client (or additionally, in respect of sub paragraphs i) and ii), a Prospective Client) of the Group with whom in the course of your duties you or any person who reports directly to you have dealt at any time during the 12 months prior to the termination of your employment. The period of this restriction shall be reduced after the date your employment ends by a period equal in length to any period of lawful suspension from your duties or exclusion from any premises of the Company during any period of notice.

You shall not for a period of 6 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Company or the Group with whom you have worked in the 12 months preceding the termination of your employment (excepting a clerical and secretarial employee) to leave his or her employment where the departure of that employee (whether alone or in conjunction with the departure of other employees who are members of a team in which you performed duties) would do material harm to the Group and where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Company or the Group.

Version: Feb 2011	Contract Data: [2011Z/2011]

Whilst the above restrictions are regarded by you and the Company as fair and reasonable it is declared that each of the restrictions in this section is intended to be a separate and distinct restriction and the invalidity or unenforceability of any such restriction shall not affect the validity or enforceability of the remaining restrictions. If any restriction is held to be unreasonably wide but would be valid of part of the wording were deleted such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

For further details of your obligations you are referred to the Global Policy Manual and the Associate Handbook.

21.	COMPANY PROCEDURES:

The Associate Handbook and the Global Policy Manual contain details of various Company policies and procedures including, but not limited to, its Ethical Code, Equal Opportunities Policy, Performance Improvement, Disciplinary, Appeals and Grievance procedures.

Other policies and procedures can be found within the Willis Excellence Model and on the Group Compliance intranet site including, but not limited to, the Group Compliance Manual.

These documents are available in electronic format on the Company’s intranet site. It is your responsibility to familiarise yourself and comply with these documents, rules and procedures and to note any amendments notified to you from time to time.

Failure to comply with the Company’s policies, rules and procedures may lead to disciplinary action in accordance with the Company’s disciplinary procedures.

22.	REGULATORY REQUIREMENTS:

You are required to comply with all reasonable requests, instructions and regulations (whether statutory or otherwise) which apply to your employment from time to time including any relevant requirements of the FSA and/or any other relevant regulator. It is your responsibility to familiarise yourself with all such regulations and requirements as made available to you by the Company.

It is a condition of your employment that you demonstrate and maintain competence for the role you carry out, through the initial completion and passing of relevant modules of Insurance Essentials, and of any other training packages and tests introduced by the Company from time to time thereafter. If you fail to maintain and demonstrate competence for your role the Company may commence its Performance Improvement Procedure against you.

23.	DATA PROTECTION

In order to meet its statutory requirements, the Company, as your employer, is required to collect, process and retain personal information about you, including information defined by the Data Protection Act 1998 (the ‘Act) as sensitive personal data. By signing this Contract you expressly agree that the Company may collect, process and retain your personal information including, but not limited to, the following sensitive personal data about your:

a)	ethnic origin – to ensure equality of opportunity;

b)	physical or mental health or condition – as part of sickness records;

c)	disabilities – to facilitate adaptations in the workplace; and

Version: Feb 2011	Contract Data: [2011Z/2011]

a)	criminal convictions – to comply with the Rehabilitation of Offenders Act.

Your personal information, which will be held securely by Human Resources and, where applicable the Occupational Health Department and/or the Company’s Occupational Health providers, is processed in accordance with the principles set out in the Act. You have the right to inspect such information and, if necessary, require corrections to be made if the information held about you is inaccurate. Should you wish to inspect or amend any sensitive personal data held about you, please contact Human Resources.

The Company has an integrated Information Technology system and databases which include an integrated Global Payroll and HR database and a Company e-mail system which are located in various locations inside and outside the European Economic Area (EEA), including in the USA and India. You agree that the Company may store and process your personal information, including sensitive personal data outside the EEA. In those countries outside the EEA where the Company maintains its IT systems and databases and whose data protection law is not equivalent to that which applies in UK, the Company maintains the same rigorous standards with regard to the processing of data in those countries as in the UK.

24.	AMENDMENTS

The Company reserves the right to make reasonable changes to any terms of your employment. Any such changes will be notified to you as they arise either to you or, if appropriate, by electronic means via the Company e-mail account and/or its intranet site.

25.	COLLECTIVE AGREEMENTS

There are no collective agreements in force that will affect your employment with the Group.

Version: Feb 2011	Contract Data: [2011Z/2011]

26.	GOVERNING LAW

This contract shall be governed by and construed in accordance with English law and you and the Company submit to the exclusive jurisdiction of the English Courts.

This Contract of Employment supersedes any existing or prior contract of employment signed by you and/or any previous arrangements between you and the Company or Group Company.

SIGNED FOR AND ON BEHALF OF THE COMPANY:

Signed:	/s/ Stephen Hearn

PRINT NAME:	Stephen Hearn

Date:	April 19, 2012

I HAVE READ, UNDERSTOOD AND AGREE TO BE BOUND BY THE TERMS OF THIS

CONTRACT OF EMPLOYMENT.

Signed:	/s/ Gioia Ghezzi

PRINT NAME:	Gioia Ghezzi

Date:	April 20, 2012

Page 12
Version: Feb 2011	Contract Data: [2011Z/2011]